TENNANT COMPANY

2020 STOCK INCENTIVE PLAN

Restricted Stock Unit Agreement

Name of Holder:
No. of Units:	Date of Grant:
Vesting Schedule: No. of Units Date

This is a Restricted Stock Unit Agreement (“Agreement”) between Tennant Company (the “Company”) and the individual identified above (the “Holder”), effective as of the Date of Grant specified above.

Recitals

WHEREAS, the Company maintains the Tennant Company 2020 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to the Plan, the Compensation Committee (“Committee”) of the Board of Directors has the authority to grant awards under the Plan, including awards that may be denominated in restricted stock units (“Units”); and

WHEREAS, the Committee or its delegatee has determined that the Holder is eligible to receive an award of Units under the Plan (the “Award”);

NOW, THEREFORE, the Company hereby grants Units to the Holder under the terms and conditions as follows:

Terms and Conditions*

1.	Grant. The Holder is granted the number of Units specified at the beginning of this Agreement.

2.	Fair Market Value of Units. The fair market value of a Unit subject to this Agreement shall at all times be equal to the Fair Market Value of a Share of the Company’s Stock (the “Common Stock”).

* Unless the context clearly indicates otherwise, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

3.    Vesting and Payment of Benefits.

(a)    Generally. Payment of vested Units subject to this Agreement shall be made by the Company delivering one Share of Common Stock for each vested Unit to the Holder, subject to the tax withholding provisions of Section 12.

(b)    Vesting and Payment. Subject to Sections 5 and 6 of this Agreement, Units subject to this Agreement shall vest in the numbers and on the dates specified in the vesting schedule specified at the beginning of this Agreement, unless the Holder’s employment with the Company shall terminate prior to such vesting dates. Delivery of Shares of Common Stock in payment of the Units will occur as soon as administratively practicable after each applicable vesting date (but no later than the 15th day of the third calendar month following the vesting date). Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, and shall be in complete satisfaction of such vested Units. If the Units that vest and become payable include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to delivery of Shares as provided herein. If the ownership of or issuance of Shares to the Holder as provided herein is not feasible or practical due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, the Holder or his legal representative shall receive cash proceeds in an amount equal to the Fair Market Value (as of the date vesting occurs) of the Shares otherwise issuable to Holder, net of any amount required to satisfy Tax-Related Items as provided in Section 12.

(c)    Effect. Whenever the Company shall become obligated to make payment in respect of a Unit subject to this Agreement, all rights of the Holder with respect to such Unit, other than the right to such payment, shall terminate and be of no further force or effect and such Unit shall be cancelled.

(d)    Payments on Death. Any payment due under this Agreement following the death of the Holder shall be paid to the Successor of the Holder.

4.	No Entitlement to Cash Dividends. The Holder shall not be entitled to receive any cash dividends or cash dividend equivalents with respect to the Units credited to the Holder’s account.

5.
Effect of Termination of Employment. If the Holder ceases to be an Employee prior to any vesting date specified at the beginning of this Agreement other than as a result of the Holder’s death, Retirement or Disability, the Holder shall forfeit the Units. If the Holder ceases to be an Employee as a result of Holder’s death, Retirement or Disability, then the Holder shall be entitled to receive a pro rata portion of the Units that vest as provided in Section 3, and the balance of the Units shall be forfeited. The pro rata portion shall be determined by utilizing a fraction the numerator of which is [CLIFF VESTING: the number of days between the Date of Grant specified at the beginning of this Agreement and the date Holder’s employment ended, and the denominator of which is the number of days between such Date of Grant and the vesting date specified at the beginning of this Agreement][RATABLE VESTING: the number of days between the last scheduled vesting date prior to the date Holder’s employment ended (or the Date of Grant if there was no scheduled vesting date prior to the termination of employment) and the date Holder’s employment ended, and whose denominator is the number of days between the last scheduled vesting date prior to the date Holder’s employment ended (or the Date of Grant if there was no scheduled vesting date prior to the termination of employment) and the next scheduled vesting date, which fraction shall be applied to the number of Units scheduled to vest on the next scheduled vesting date.] Notwithstanding anything to the contrary in this Agreement, to the extent the benefit provided hereunder is considered to be deferred compensation under Section 409A of the Code, and if the Holder is a “specified employee” within the meaning of Section 409A of the Code, then any payment due as a result of separation from service will not be made until six months after the Holder’s separation from service or, if earlier, the payment date in accordance with this Agreement.

6.
Change of Control. Notwithstanding anything to the contrary stated herein, upon the occurrence of a Change of Control, all of the Units subject to this Agreement shall immediately vest and be paid in full as provided in Section 3. Notwithstanding anything in this Agreement to the contrary, no Change of Control shall be deemed to occur unless it would also be deemed to constitute a change in ownership or effective control, or a change in the ownership of a substantial portion of the assets, of a business under Section 409A of the Code.

7.	Forfeiture/Recoupment of Restricted Stock Unit. The Units subject to this Agreement shall be subject to the terms of the Company’s Compensation Recovery Policy in effect from time to time.

8.	Adjustments for Changes in Capitalization. The Units subject to this Agreement shall be subject to adjustments for changes in the Company’s capitalization as provided in Section 16 of the Plan.

9.	No Transfer. The Units may not be pledged, assigned or transferred except as expressly provided in Section 6.3 of the Plan.

10.
No Shareholder Rights Until Payment. The Holder shall not have any of the rights of a shareholder of the Company in connection with the award of Units subject to this Agreement unless and until the Holder becomes the holder of record of the Common Stock issued in payment of the Units.

11.
No Right to Employment. This Agreement shall not give the Holder a right to continued employment with the Company or any Affiliate of the Company, and the Company or any such Affiliate employing the Holder may terminate his/her employment and otherwise deal with the Holder without regard to the effect it may have upon him/her under this Agreement.

12.
Tax Withholding. The Company (or the Subsidiary or Affiliate employing the Holder) shall have a right to require the Holder to pay the Company (or such Subsidiary or Affiliate) a cash amount sufficient to cover any required domestic or foreign tax withholding obligation, including income, employment, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Holder’s participation in the Plan and legally applicable to Holder including, without limitation, in connection with the grant or vesting of the Units, the subsequent sale of Shares acquired under the Plan and/or the receipt of any dividends on such Shares which the Company determines must be withheld (“Tax-Related Items”) before receipt of any Shares under this Award. In lieu of all or any part of a cash payment from the Holder, the Holder may elect to cover the Tax-Related Items through a reduction in the number of Shares delivered to the Holder equal in value to the amount of such tax withholding obligation. Holder acknowledges that the Company and its Affiliates (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate Holder’s liability for Tax-Related Items or achieve any particular tax result.

13.
Restricted Stock Units Subject to Plan, Articles of Incorporation and By-Laws. Holder acknowledges that this Award is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

14.	Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Award reserve and keep available a sufficient number of Shares to satisfy this Agreement.

15.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Holder.

16.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

17.
Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Holder. This Agreement is subject to and shall be construed in accordance with the terms of the Plan. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

18.	Nature of the Award.

In accepting the Unit, the Holder acknowledges and agrees that:
(a)    Any notice period mandated under applicable law shall not be treated as service for the purpose of determining the vesting of the Unit; and the Holder’s right to vesting of Shares in settlement of the Unit after termination of service, if any, will be measured by the date of termination of the Holder’s active service and will not be extended by any notice period mandated under applicable law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Holder’s service has terminated and the effective date of such termination.
(b)    The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.
(c)    The grant of the Unit is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted repeatedly in the past.
(d)    All decisions with respect to future Unit grants, if any, will be at the sole discretion of the Company.
(e)    The Holder’s participation in the Plan shall not create a right to further service with the Company or another Subsidiary and shall not interfere with the ability of with the Company or another Subsidiary to terminate the Holder’s service at any time, with or without cause, subject to applicable law.
(f)    The Holder is voluntarily participating in the Plan.
(g)    The Unit is an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company or any Subsidiary, and which is outside the scope of the Holder’s employment contract, if any.

(h)    The Unit is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service options, pension or retirement benefits or similar payments.
(i)    In the event that the Holder is not an employee of a Subsidiary, the Unit grant will not be interpreted to form an employment contract or relationship with a Subsidiary.
(j)    The future value of the underlying Shares is unknown and cannot be predicted with certainty. The value of the Shares may increase or decrease.
(k)    No claim or entitlement to compensation or damages arises from termination of the Unit or diminution in value of the Unit or Shares and the Holder irrevocably releases the Company and any Subsidiary from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, the Holder shall be deemed irrevocably to have waived the Holder’s entitlement to pursue such a claim.

19.	Data Privacy.

The following provisions shall only apply to the Holder if he or she resides outside the US, the EU, and EEA:
(a)The Holder voluntarily consents to the collection, use, disclosure and transfer to the United States and other jurisdictions, in electronic or other form, of his or her personal data as described in this Agreement and any other award materials (“Data”) by and among, as applicable, the Company and any Subsidiary for the exclusive purpose of implementing, administering, and managing his or her participation in the Plan. If the Holder does not choose to participate in the Plan, his or her employment status or service with the Company and any Subsidiary will not be adversely affected.
(b)The Holder understands that the Company and any Subsidiary may collect, maintain, process and disclose, certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all equity awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the exclusive purpose of implementing, administering and, managing the Plan.
(c)The Holder understands that Data will be transferred to one or more service provider(s) selected by the Company, which may assist the Company with the implementation, administration and management of the Plan. The Holder understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than his or her country. The Holder understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Holder authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing his or her participation in the Plan.
(d)The Holder understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan, including to maintain records regarding participation. The Holder understands that if he or she resides in certain jurisdictions, to the extent required by applicable law, he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting these Units, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Holder understands that he or she is providing these consents on a purely voluntary basis. If the Holder does not consent or if he or she later seeks to revoke his or her consent, his or her engagement as a service provider with the Company and any Subsidiary will not be adversely affected; the only consequence of refusing or withdrawing his or her consent is that the Company will not be able to grant him or her Units under the Plan or administer or maintain Units. Therefore, the Holder understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan (including the right to retain the Units). The Holder understands that he or she may contact his or her local human resources representative for more information on the consequences of his or her refusal to consent or withdrawal of consent.

The following provisions shall only apply to the Holder if he or she resides in the EU or EEA, or EU privacy laws are otherwise applicable:
(a)Data Collected and Purposes of Collection. The Holder understands that the Company, acting as controller, as well as the employing Subsidiary, will process, to the extent permissible under applicable law, certain personal information about the Holder, including name, home address and telephone number, information necessary to process the Units (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number or other identification number, salary, nationality, job title, employment location, details of all Units granted, canceled, vested, unvested or outstanding in the Holder’s favor, and where applicable service termination date and reason for termination, any capital shares or directorships held in the Company (where needed for legal or tax compliance), and any other information necessary to process mandatory tax withholding and reporting (all such personal information is referred to as “Data”). The Data is collected from the Holder, and from the Company and any Subsidiary, for the purpose of implementing, administering and managing the Plan pursuant to its terms. The legal bases (that is, the legal justification) for processing the Data is that it is necessary to perform, administer and manage the Plan and in Company’s legitimate interests, which means the Company is using the relevant Data to conduct and develop its business activities, subject to the Holder’s interest and fundamental rights. The Data must be provided in order for the Holder to participate in the Plan and for the parties to this Agreement to perform their respective obligations thereunder. If the Holder does not provide Data, he or she will not be able to participate in the Plan and become a party to this Agreement.
(b)Transfers and Retention of Data. The Holder understands that the Data will be transferred to and among the Company and any Subsidiary, as well as service providers (such as stock administration providers, brokers, transfer agents, accounting firms, payroll processing firms or tax firms), for the purposes explained above. The Holder understands that the recipients of the Data may be located in the United States and in other jurisdictions outside of the European Economic Area where we or our service providers have operations. The United States and some of these other jurisdictions have not been found by the European Commission to have adequate data protection safeguards. If the Company and any Subsidiary transfer Data outside of the

European Economic Area, we will take steps as required and recognized by the European Commission to provide adequate safeguards for the transferred Data, such as the European Commission approved standard contractual clauses or certification schemes, such as the EU-US Privacy Shield. The Holder has a right to obtain details of the mechanism(s) under which the Holder’s Data is transferred outside of the European Economic Area, or the United Kingdom, which the Holder may exercise by contacting privacy@tennantco.com.
(c)The Holder’s Rights in Respect of Data. The Holder has the right to access the Holder’s Data being processed by the Company as well as understand why Company is processing such Data. Additionally, subject to applicable law, the Holder is entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified). Further, subject to applicable law, the Holder may be entitled to the following rights in regard to his or her Data: (i) to object to the processing of Data; (ii) .o have his or her Data erased, under certain circumstances, such as where it is no longer necessary in relation to the purposes for which it was processed; (iii) to restrict the processing of the Holder’s Data so that it is stored but not actively processed (e.g., while the Company assesses whether the Holder is entitled to have Data erased) under certain circumstances; (iv) to port a copy of the Data provided pursuant to this Agreement or generated by the Holder, in a common machine-readable format; and (v) to obtain a copy of the appropriate safeguards under which Data is transferred to a third country or international organization. To exercise his or her rights, the Holder may contact the applicable human resources representative. The Holder may also contact the relevant data protection supervisory authority, as he or she has the right to lodge a complaint.

20.
Country-Specific Terms and Conditions and Notices. Notwithstanding any provisions in this Agreement, the grant of Units shall be subject to any special terms and conditions set forth in any appendix to this Agreement for Holder’s country (the “Appendix”). Moreover, if Holder relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Holder, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement effective as of the date of grant specified above.

HOLDER

TENNANT COMPANY

By
Carol E. McKnight
Its SVP, Chief Administrative Officer

APPENDIX

TENNANT COMPANY
2020 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR NON-U.S. HOLDERS

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Units granted to Holder under the Plan if he or she resides in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the main body of the Agreement.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which Holder should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Holder not rely on the information in this Appendix as the only source of information relating to the consequences of Holder’s participation in the Plan because the information may be out of date at the time the Units are settled or the Holder sells the Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Holder’s particular situation and the Company is not in a position to assure Holder of any particular result. Accordingly, Holder is advised to seek appropriate professional advice as to how the relevant laws of Holder’s country may apply to his or her situation.

Finally, if Holder is a citizen or resident of a country other than the one in which Holder is currently working or transfers to another country after the grant of the Units, or is considered a resident of another country for applicable law purposes, the information contained herein may not be applicable to Holder in the same manner. In addition, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Holder under these circumstances.

AUSTRALIA
Notifications

Securities Law Information.
The offering and resale of Shares acquired under the Plan to a person or entity resident in Australia may be subject to disclosure requirements under Australian law. Holder is advised to obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.
No Advice or Recommendation.
This Agreement is not intended to provide the sole or principal basis of any investment or credit decision or any other risk evaluation.  The information contained in this Agreement is not a recommendation by the Company or any other person that any investor subscribe for Shares in the Company.  Each Holder must conduct his or her own investigations and analysis of the operations and prospects of the Company that it considers necessary or desirable and should determine for itself its interest in acquiring Shares in the Company on the basis of such independent assessment and investigation.
Terms and Conditions

Foreign Exchange.
Holder acknowledges and agrees that it is the Holder’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the inflow of funds from the vesting of the Units or subsequent sale of the Shares and any dividends (if any) and that the Holder shall be responsible for any reporting of inbound international fund transfers required under applicable law. Holder is advised to seek appropriate professional advice as to how the exchange control regulations apply to Holder’s specific situation.
Offer of Unit.
The Board, in its absolute discretion, may make a written offer to an eligible person who is an Australian resident it chooses to accept Unit.

The offer shall specify the maximum number of Shares the Holder may accept under the Unit, the Date of Grant, the vesting conditions (if any), any applicable holding period and any disposal restrictions attaching to the Unit or the resulting Shares (all of which may be set by the Board in its absolute discretion).

The offer is intended to receive tax deferred treatment under Subdivision 83A-C of the Income Tax Assessment Act 1997(Cth). The conditions to receive such treatment are contained in this Agreement.

The offer shall be accompanied by an acceptance form and a copy of the Plan and this Agreement or, alternatively, details on how the Holder may obtain a copy of the Plan and this Agreement.

Grant of Unit.
If the Holder validly accepts the Board’s offer of Unit, the Board must grant the Holder the Unit for the number of Shares for which the Unit were accepted. However, the Board must not do so if the Holder has ceased to be an eligible person at the date when the Unit are to be granted or the Company is otherwise prohibited from doing so under the Corporations Act 2001(Cth) without a disclosure document, product disclosure statement or similar document.

The Company must provide a copy of this Agreement in respect of the Unit granted to the Holder to be executed by the Holder as soon as practicable after the Date of Grant.

BELGIUM
Notifications

Securities Law Information.
The grant of the Units under the Plan is exempt from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Belgium.
Foreign Asset/Account Reporting Information.

Belgian residents are required to report any securities (i.e., Shares acquired under the Plan) or bank accounts opened and maintained outside Belgium on their annual tax returns. Belgian residents are also required to complete a separate report providing the National Bank of Belgium with details regarding any such account. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

BRAZIL
Terms and Conditions

Nature of Grant.
The following provisions supplement Section 18 of this Agreement.
By accepting the Unit, the Holder acknowledge, understand and agree that (i) the Holder are making an investment decision, (ii) the Holder will be entitled to vest in the Units, and receive Shares pursuant to the Unit, only if the vesting conditions are met and any necessary services are rendered by the Holder between the Date of Grant and the first date of vesting, and (iii) the value of the underlying Shares of Common Stock is not fixed and may increase or decrease without compensation to the Holder.
Compliance with Law.

By accepting the Units, Holder acknowledges and agrees to comply with applicable Brazilian laws and to report and pay any and all applicable required tax withholdings. Holder agrees that, for all legal purposes: (i) the benefits provided under the Plan are the result of commercial transactions unrelated to the Holder’s employment; (ii) the Plan is not a part of the terms and conditions of the Holder’s employment; and (iii) the income from the Units, if any, is not part of the Holder’s remuneration from employment.

Notifications

Report of Overseas Assets.

If Holder is resident or domiciled in Brazil, Holder will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. Assets and rights that must be reported include, but are not limited to, the Shares acquired under the Plan.

Tax on Financial Transaction.
If the Holder repatriates the proceeds from the sale of Shares of Common Stock or receipt of any cash dividends and converts the funds into local currency, the Holder may be subject to the Tax on Financial Transactions. It is the Holder’s responsibility to pay any applicable Tax on Financial Transactions arising from participation in the Plan. The Holder should consult with the Holder’s personal tax advisor for additional details.

FRANCE
Terms and Conditions

Units Not Tax-Qualified.
The Unit is not intended to be a tax-qualified or tax-preferred award, including without limitation, under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code.  The Holder is encouraged to consult with a personal tax advisor to understand the tax and social insurance implications of the Unit.
Language Consent.
By accepting the Unit, the Holder confirms having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided in English language.  The Holder accepts the terms of those documents accordingly. The Holder confirms that the Holder has a good knowledge of the English language.
En acceptant l’Attribution, le Bénéficiaire confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été fournis en langue anglaise. Le Bénéficiaire accepte les dispositions de ces documents en connaissance de cause. Etant précisé que le Titulaire a une bonne maîtrise de la langue anglaise.
Notifications
Securities Law Information.
The grant of Unit under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in France.
Foreign Asset/Account Reporting Information.
The Holder may hold Shares acquired upon vesting/settlement of the Unit, any proceeds resulting from the sale of Shares or any dividends paid on such Shares outside of France, provided the Holder declares all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) with  his or her annual income tax return.  Failure to complete this reporting may trigger penalties for the Holder.

GERMANY
Notifications
Securities Law Information.
The grant of Unit under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Germany.
Exchange Control Information.
If the Holder remits proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank.  In the event that the Holder makes or receives a payment in excess of this amount, the Holder is responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements.  In addition, the Holder must also report on an annual basis in the unlikely event that the Holder holds Shares exceeding 10% of the total voting capital of the Company.
Terms and Conditions
Prohibition on Insider Dealing.
The Holder should be aware of the insider dealing rules of the Regulation (EU) No 596/2014 of the European Parliament and Council (Market Abuse Regulation) apply in Germany, which may affect transactions under the Plan such as e.g. the subscription or participation, the suspension, the cancellation or an amending order, the acquisition or sale of Shares acquired under the Plan, if the Holder has inside information regarding the Company. The Holder is advised to determine carefully whether he or she has inside information in respect of the Company and whether and to what extend insider dealing rules can apply to him or her. In case of uncertainty, the Company recommends that the Holder consults with a legal advisor.
Limitation of Liability.
The Holder is responsible for compliance with any laws to be observed by the Holder in person in conjunction with the participation in the Plan. The Company cannot be held liable if the Holder violates German law or any other applicable rules to be complied with by the Holder in conjunction with the participation in the Plan including but not limited to insider dealing restrictions under the Market Abuse Regulation.

ITALY
Terms and Conditions
Plan Document Acknowledgment.
In accepting the Unit, the Holder acknowledges that he or she has received a copy of the Plan and this Agreement and has reviewed the Plan and this Agreement in their entirety and fully understands and accepts all provisions of the Plan and this Agreement. The Holder further acknowledges that he or she has read and specifically and expressly approves the following Sections of this Agreement: Section 4: No Entitlement to Cash Dividends; Section 5: Effect of Termination of Employment; Section 6: Forfeiture/Recoupment of Restricted Stock Unit; Section 9: No Transfer; Section 10: No Shareholder Rights Until Payment; Section 11: No Right to Employment; Section 12: Tax Withholding; Section 18: Nature of Grant; Section 19: Data Privacy; Section 20: Country-Specific Terms and Conditions and Notices.
Notifications
Securities Law Information.
The grant of Unit under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Italy.
Foreign Asset/Account Reporting Information.
If the Holder holds investments abroad or foreign financial assets (e.g., cash, Shares, Units) that may generate income taxable in Italy, the Holder is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Holder if he or she is a beneficial owner of the investments, even if the Holder does not directly hold investments abroad or foreign assets.
Foreign Asset Tax Information.
The value of financial assets held outside of Italy by Italian residents is subject to a foreign asset tax, subject to an exemption. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year.

MEXICO
Terms and Conditions
Labor Law Acknowledgment.
These provisions supplement Section 18 of this Agreement:
Modification. By accepting the Unit, the Holder understands and agrees that any modification of the Plan or this Agreement or its termination shall not constitute a change or impairment of the terms and conditions of the Holder’s employment.
Policy Statement. The grant of the Unit made under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company with registered offices at 701 N. Lilac Drive, Minneapolis, MN 55422, United States of America, is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between the Holder and the Company since the Holder is participating in the Plan on a wholly commercial basis and the Holder’s sole employer is the Company’s Mexican Subsidiary, nor does it establish any rights between the Holder and the employer.

Plan Document Acknowledgment.
By accepting the grant of Unit, the Holder acknowledges that the Holder has received copies of the Plan, have reviewed the Plan and this Agreement in their entirety and fully understand and accept all provisions of the Plan and this Agreement.
In addition, by signing this Agreement, the Holder further acknowledges that the Holder has read and specifically and expressly approve the terms and conditions in Section 18 of this Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) none of the Participating Companies or the Company is responsible for any decrease in the value of the Shares underlying the Unit.
Finally, the Holder hereby declares that the Holder does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of the participation in the Plan and therefore grant a full and broad release to the employer, the Company and any Participating Companies with respect to any claim that may arise under the Plan.

NETHERLANDS

Notifications

Securities Law Information.

The grant of Unit under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in the Netherlands.

Prohibition Against Insider Trading.

The Holder should be aware of the Dutch insider trading rules, which may affect the sale of Shares acquired under the Plan. In particular, the Holder may be prohibited from effecting certain share transactions if the Holder has insider information regarding the Company. Below is a discussion of the applicable restrictions. The Holder is advised to read the discussion carefully to determine whether the insider rules could apply to him or her. If it is uncertain whether the insider rules apply, the Company recommends that the Holder consult with a legal advisor. The Company cannot be held liable if the Holder violates the Dutch insider trading rules. The Holder is responsible for ensuring compliance with these rules.
Dutch securities laws prohibit insider trading. As of 3 July 2016, the European Market Abuse Regulation (MAR), is applicable in the Netherlands. For further information, the Holder is referred to the website of the Authority for the Financial Markets (AFM): https://www.afm.nl/en/professionals/onderwerpen/marktmisbruik.
Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch Affiliate may have inside information and thus are prohibited from making a transaction in securities in the Netherlands at a time when they have such inside information. By entering into this Agreement and participating in the Plan, the Holder acknowledges having read and understood the notification above and acknowledges that it is the Holder’s responsibility to comply with the Dutch insider trading rules, as discussed herein.
SINGAPORE
Notifications
Securities Law Information.
The grant of the Unit is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  The Holder should note that the Unit are subject to section 257 of the SFA and the Holder will not be able to make any subsequent sale in Singapore of the Shares acquired through the vesting of the Unit or any offer of such sale in Singapore unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Obligation.
If the Holder is the chief executive officer (“CEO”) or a director, associate director or shadow director of one of the Participating Companies in Singapore, the Holder is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary in writing within two business days of any of the following events: (i) acquiring or disposing of an interest in the Company (e.g., Units or Shares) or in any Subsidiary, (ii) any change in a previously-disclosed interest (e.g., upon exercise of the Unit), or (iii) becoming the CEO or a director, associate director or shadow director of a Subsidiary in Singapore, if the Holder holds such an interest at that time.

UNITD KINGDOM
Notifications
Securities Law Information.

The grant of the Unit is exempt from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in the United Kingdom.

Neither this Agreement nor Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with this Agreement. This Agreement and the Unit are exclusively available in the UK to bona fide employees and former employees of the Company or its Affiliate.

Non-Qualified Grants.

The Unit is not intended to be tax-qualified or tax preferred under current tax rules and regulations in the United Kingdom.

Tax Consultation.

The Holder understands that he or she may suffer adverse tax consequences as a result of the Holder’s acquisition or disposition of the Shares. The Holder represents that he or she will consult with any tax advisors that the Holder deems appropriate in connection with the acquisition or disposition of the Shares and that the Holder is not relying on the Company or any Parents or Subsidiaries for any tax advice.

Tax Election
The Holder shall, if so required by the Company, on acquisition of any Shares (or on such earlier date as may be specified by the Company), enter into an irrevocable joint election with his/her employer pursuant to section 431 of Income Tax (Earnings & Pensions) Act 2003 ("ITEPA") in a form specified by the Company that for the relevant tax purposes the market value of Shares acquired (or to be acquired) under the Plan by the Holder is to be calculated as if the Shares did not constitute restricted securities (as defined in section 423 of ITEPA) and section 425 to 430 of ITEPA are not to apply to such Shares.

Prohibition Against Insider Dealing.
The Holder should be aware of:

1.	the insider dealing rules of the Regulation (EU) No 596/2014 of the European Parliament and Council (Market Abuse Regulation) which apply in the UK; and

2.	the UK's insider dealing rules under the Criminal Justice Act 1993, each of which may affect transactions under the Plan such as the acquisition or sale of Shares acquired under the Plan, if the Holder has inside information regarding the Company. If the Holder is uncertain whether the insider dealing rules apply, the Company recommends that the Holder consults with a legal advisor. The Company cannot be held liable if the Holder violates the UK's insider dealing rules. The Holder is responsible for ensuring his or her compliance with these rules.

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